Exhibit 10.1

Execution Version

PATENT LICENSE AGREEMENT

This Patent License Agreement (this “Agreement”) is entered into as of June 5, 2025 (the “Effective Date”), by and between Papyrus Therapeutic LLC (“Licensor”), a Delaware limited liability company, and Healthtech Wound Care, Inc. (“Licensee”), a Delaware corporation. Licensor and Licensee may sometimes be referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

WHEREAS, Licensee, since 2022, has been engaged in the development and production of the wound care products derived from placental membranes set forth on Exhibit A (the “Licensed Products”), which is attached hereto and incorporated herein by reference; and

WHEREAS, the Licensed Products have received, or are expected to receive, a 361 designation from the Food and Drug Administration (the “FDA”); and

WHEREAS, Licensee’s Affiliate, Healthtech Solutions, Inc. (“HLTT”), a Utah corporation, is the tenant to that real property commonly known as 615 Arapeen Dr., Suites 300, 302 and 304, Salt Lake City, Utah 84108 pursuant to that certain Lease Agreement dated as of February 1, 2022 made by and between Paradigm Resources, L.C. as landlord and HLTT as tenant, as assigned to Licensor (the “Existing Lease”), which HLTT subleases to Licensee; and

WHEREAS, Licensor and HLTT have, as of the Effective Date, entered into that certain Patent Purchase Agreement, whereunder Licensor has acquired all right, title and interest in and to the Patents (defined below) and the Licensed Technology (defined below), which relate to the Licensed Products and which Licensor desires to license to Licensee on the terms set forth in this Agreement; and

WHEREAS, Licensor, through its Affiliate (defined below), World Reach Health, LLC (“Distributor”), a Delaware limited liability company, is also engaged in the business of marketing and selling healthcare related products and services, including, without limitation, wound care products; and

WHEREAS, Distributor and Licensee have previously entered into that certain Exclusive Distributor Agreement dated as of January 27, 2023, as amended on March 1, 2025, and as further amended as of the Effective Date (collectively, the “Distribution Agreement”), whereunder Distributor holds the exclusive right to commercially distribute the Licensed Products on Licensee’s behalf on the terms thereof; and

WHEREAS, Licensor’s Affiliate, Novus Biocell Management LLC (“Manager”), a Delaware limited liability company, and Licensee have also, concurrently as of the Effective Date, entered into that certain Management Services Agreement (the “Management Agreement”), whereunder Licensee receives certain management services from Manager; and

WHEREAS, Licensor’s Affiliate Papyrus Distribution LLC (“Papyrus”), a Delaware limited liability company, and HLTT, concurrently as of the Effective Date entered into that certain Membership Interest Purchase and Sale Agreement (the “MIPA,” and, together with the Distribution Agreement and the Management Agreement, the “Related Agreements”), whereunder Papyrus is to make post-closing payments to the Sellers (as defined in the MIPA); and

WHEREAS, the Parties desire to enter into an arrangement, pursuant to the terms and conditions of this Agreement, whereby Licensor grants to Licensee a license to the Patents, for Licensee to specifically manufacture the Licensed Products as further set forth in Section 4(a) of this Agreement and as further set forth in the Related Agreements.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the Parties hereby agree as follows:

1.	Incorporation by Reference. The recitals and introductory paragraph above, and the definitions set forth therein, are incorporated herein by this reference.

2.	Definitions.

a.	“Affiliate” means any corporation, company or other entity of which a Party directly or indirectly (i) has voting shares or other voting securities, ownership and control of more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of directors or similar managing authority of such entity or (ii) does not have outstanding shares or securities, but has more than fifty percent (50%) of the ownership interest representing the right to manage such entity. An entity shall be deemed to be an Affiliate under this Agreement only so long as all the requirements of being an Affiliate in clauses (i) or (ii) above are met.

b.	“Approval Application” means any application for Regulatory Approval (including pricing and reimbursement approvals) required prior to any commercial sale or use of a pharmaceutical product in any country or jurisdiction in the Territory, including, without limitation, any NDA or MAA or any equivalent application filed with the FDA or any Foreign Regulatory Authority for Regulatory Approval (including pricing and reimbursement approvals) required prior to any commercial sale or use of a pharmaceutical product in any country or jurisdiction in the Territory.

c.	“Bankruptcy Event” means, with respect to a Party, where such Party or its Affiliates (i) files a petition in bankruptcy or a petition to take advantage of any insolvency act with respect to such Party or the commencement of a bankruptcy or similar proceeding by such Party; (ii) the failure by such Party within sixty (60) days to dismiss an involuntary bankruptcy petition or other commencement of a bankruptcy, reorganization or similar proceeding against such Party, or to lift or stay any execution, garnishment or attachment of such consequence as will impair its ability to carry on its obligations under this Agreement; (iii) such Party files a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof; (iv) any assignment by such Party for the benefit of its creditors; (v) such Party admits in writing its inability to pay its debts generally as they become due; or (vi) the approval by a court of competent jurisdiction of a petition applicable to such Party in any proceeding for its reorganization instituted under the provisions of any state or federal bankruptcy, insolvency, or similar laws.

d.	“Development,” with a correlative meaning for “Develop” and “Developing,” means with respect to a Licensed Product, all activities conducted after the Effective Date relating to (a) research and development in connection with seeking, obtaining or maintaining Regulatory Approval, (b) preclinical and clinical trials, toxicology testing, statistical analysis and publication and presentation of study results with respect to Licensed Product (collectively, “Development Activities”) and (c) obtaining, registering and maintaining Regulatory Approval of Licensed Products, including the reporting, preparation and submission of applications for Regulatory Approval (collectively, “Regulatory Activities”).

e.	“Existing Commercialized Products” means the DermaBind-TL and DermaBind-FL Licensed Products.

f.	“FDA Law” means the Federal Food, Drug, and Cosmetic Act, as amended (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), as amended, and the regulations promulgated thereunder.

g.	“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

h.	“Gross Sales” means the gross amounts of payments actually received by Licensee for all Licensed Products sold directly or indirectly by Licensee or its Affiliates to Third Parties. For the avoidance of doubt, Gross Sales shall include the amount of any Minimum Fee (as defined in the Distribution Agreement) paid to Licensee under the Distribution Agreement.

i.	“Improvements” means any enhancement, invention or discovery created, identified, conceived, made or reduced to practice by or on behalf of Licensee, which constitutes an improvement to the subject matter of the Licensed Patent Rights or Licensed Technology.

j.	“IND” means an investigational new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed or to be filed with the FDA.

k.	“Licensed Technology” means and includes all Technology, tangible or intangible, whether or not patentable, that (a) is related to any patent or patent application included in the Patents, or (b) is necessary for Licensee to practice the licenses granted hereunder.

l.	“MAA” means an application filed with the relevant Foreign Regulatory Authorities in Europe seeking Regulatory Approval to market and sell any of the Licensed Products in Europe or any country or territory therein.

m.	“NDA” means a new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) and all supplements filed with, and pursuant to the requirements of, the FDA, including all documents, data and other information concerning the applicable drug which are necessary to seek Regulatory Approval (defined below) to market and sell a pharmaceutical product in the United States.

n.	“Patents” means U.S. Patent Application Nos. 63/340,683 filed on May 11, 2022 and 18/083,019 filed on December 16, 2022, as more fully described in Exhibit B, which is attached hereto and incorporated herein by reference, and any divisions, continuations, continuations-in-part, derivatives, reissues, reexaminations or foreign counterparts thereof, and any patents and/or patent applications claiming priority from or corresponding to any of the foregoing, and any foreign counterparts to such patents and patent applications, including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances; and any items in any of the foregoing whether or not expressly listed as Patents and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like.

o.	“Regulatory Approval” means any and all filings and approvals (including pricing and reimbursement approvals only in those jurisdictions requiring reimbursement approval required before marketing can commence), product and establishment licenses, registrations or authorizations of any kind of the FDA or any Foreign Regulatory Authority necessary for the development, pre-clinical and/or human clinical testing, manufacture, quality testing, supply, use, storage, importation, export, transport, marketing and sale of a pharmaceutical product (or any component thereof) in any country or other jurisdiction in the Territory. “Regulatory Approval” shall include, without limitation, any INDs, NDAs and drug master files.

p.	“Regulatory Documentation” means all applications, registrations, licenses, authorization and approvals (including all Regulatory Approvals), all correspondence submitted to or received from the FDA or any Foreign Regulatory Authority (including minutes and official contact reports relating to any communications with the FDA or any Foreign Regulatory Authority) and all supporting documents and data contained in any of the foregoing (including any INDs or foreign equivalents, any manufacturing facility validation and/or licensure, any Drug Approval Applications, orphan drug applications, and any other documents related to Regulatory Approvals) in Licensor’s possession or control.

q.	“Technology” means and includes any and all know-how, methods, technology, manufacturing and production or business processes, proprietary information, protocols, schematics, specifications, techniques, Trade Secrets, discoveries, concepts, ideas, research and development, results, analysis, studies, CMC data, drug master files, compositions, designs, drawings, business and marketing plans and proposals, works of authorship, data collections, diagrams, formulae, graphs, inventions (whether or not patentable), algorithms, apparatuses, charts, databases, technical information (including, without limitation, structural and functional information), pre-clinical information, clinical information, and any and all proprietary chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries), whether patentable or not.

r.	“Territory” means the world.

s.	“Third Parties” means any entity or individual other than Licensee or Licensor.

3.	Term; Termination.

a.	Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in perpetuity unless terminated earlier in accordance with the terms of this Agreement.

b.	Termination.

i.	Termination for De-Authorization of Products. If, at any time during the Term, (A) there is not at least one Licensed Product for which Licensee holds the Q-codes, permits, licenses, authorizations, designations, or other approvals necessary to lawfully manufacture and sell such Licensed Products; or (B) all of the Licensed Products have become prohibited for manufacture or sale by a Governmental Authority, subject to a one hundred eighty (180) day right of cure or reinstatement pursuant to the requirements of such applicable Governmental Authority, then Licensor may terminate this Agreement immediately upon written notice to Licensee. For the avoidance of doubt, a regulatory change to the coding of the Licensed Products shall not, alone, be grounds for termination under this subsection (b)(i).

ii.	Termination for Licensee’s Bankruptcy / Dissolution. At any time during the Term, Licensor may terminate this Agreement immediately upon written notice to Licensee if Licensee (a) voluntarily commences any proceeding or files any petition under the bankruptcy Laws of the United States, or (b) passes a resolution for its winding up or dissolution, or a court of competent jurisdiction makes an order for Licensee’s winding up or dissolution.

1.	U.S. Bankruptcy Code. All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that Licensee may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, regardless of whether Licensor files bankruptcy in the United States or other jurisdiction. The Parties further agree that, in the event Licensee elects to retain its rights as a licensee under such Code, Licensee shall be entitled to complete access to any technology licensed to Licensee hereunder and all embodiments of such technology.

iii.	Termination for Cause. If: (A) either Party is in material breach or default of this Agreement for a period in excess of ninety (90) consecutive days (or sixty (60) consecutive days with respect to Licensee’s default on its royalty payment obligations), provided that the breaching Party has received sufficient notice of breach from the other Party and further provided that the continuing breach period applicable to any repeated instance of a previously cured material breach or default shall in all circumstances be thirty (30) consecutive days; (B) either Party commits fraud or willful misconduct against the other Party; or (C) upon a Bankruptcy Event with respect to any Party, then in each case the other Party may terminate this Agreement immediately upon written notice to the breaching Party. For the avoidance of doubt, no prior notice or cure period shall apply in the event of (B) or (C) of the preceding sentence, but rather such termination shall be immediately effective on notice.

iv.	Co-Termination with Distribution Agreement. If the Distribution Agreement is terminated (A) by Licensee without Cause (as defined therein for purposes of this clause (iv)), or (B) by Distributor for Cause, then this Agreement shall automatically terminate simultaneously with the Distribution Agreement without the need for any further action by either Party.

v.	Co-Termination with Management Agreement. If the Management Agreement is terminated (A) by Licensee without cause (as defined therein for purposes of this clause (v)), or (B) by Manager for cause arising from a breach of Section 4(h) thereof, then this Agreement shall automatically terminate simultaneously with the Management Agreement without the need for any further action by either Party.

vi.	Termination for Abandonment. If Licensee unequivocally abandons its manufacturing operations at any time during the Term, then Licensor shall have the right, but not the obligation, to assume or to designate an Affiliate of Licensor to assume control over Licensee’s manufacturing operations to ensure the continuity of supply available to Distributor, and/or terminate this Agreement. For purposes of this clause (v), "abandonment" means that Licensee has ceased all material manufacturing activities for a continuous period of one hundred eighty (180) days or more without a bona fide plan to recommence operations; provided that Licensee shall first be given written notice specifying the alleged abandonment and an opportunity to materially recommence operations within twenty (20) days of such notice. If Licensee fails to cure within such period, abandonment shall be deemed to have occurred and, at Licensor’s written election and notice to Licensee, Licensor shall be deemed to have an irrevocable power of attorney from Licensee to assume control over Licensee’s manufacturing operations and to transfer ownership of the Q-codes, permits, licenses, authorizations, designations, or other approvals necessary to lawfully manufacture and sell the Licensed Products. Licensee shall cooperate in good faith to facilitate Licensor’s assumption of manufacturing operations, including providing access to premises, equipment, and technical information reasonably necessary for continued production.

c.	Consequences of Termination.

i.	Reversion and Cessation of Use. Upon the end of the Term, (A) the usage of the Licensee Marks (defined below) will immediately and automatically revert to Licensee; (B) the usage of the Patents will immediately and automatically revert to Licensor; (C) Licensor shall cease all uses of the Licensee Marks; and (D) Licensee shall cease all uses of the Patents.

ii.	Assignment of Regulatory Approvals. If Licensor terminates this Agreement pursuant to clause (b)(i), clause (b)(ii), or clause (b)(iii), or if this Agreement is automatically terminated pursuant to clause (b)(iv) or (b)(v), or in furtherance of the terms set forth in clause (b)(vi), Licensee shall assign to Licensor or its designee, to the extent permitted by applicable law, all Regulatory Approvals, including without limitation, the Q-Codes set forth on Exhibit A, such that Licensor and Distributor may continue to manufacture and distribute the Licensed Products. To the extent not assignable, Licensee shall reasonably cooperate with Licensor to obtain Regulatory Approvals in the name of Licensor or its designee.

iii.	Survival. The termination of this Agreement for any reason will not affect the accrued rights of the Parties or the right of either Party to sue for damages arising from a material, uncured breach of this Agreement. Notwithstanding the termination of this Agreement, the rights and obligations of the Parties set forth in this Agreement, which by their terms survive the termination of this Agreement, shall remain in full force and effect beyond the effective date of termination of this Agreement.

d.	Partial Termination. In the event of a Partial Termination (as defined in the Distribution Agreement) under the Distribution Agreement with respect to any Licensed Product (the “Affected Product”), the Patent License granted herein shall terminate with respect to the Affected Product, only, and thereafter Licensee shall cease all uses of the Patents in connection with the Affected Product.

4.	Patent License; Manufacture Royalty.

a.	Grant of Patent License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a perpetual, worldwide, non-exclusive, transferrable, irrevocable right and license, with rights to sublicense, the Patents for Licensee to specifically manufacture the Licensed Products (as defined by Q-Code in Exhibit A) in furtherance of and subject to the terms set forth in the Related Agreements (the “Patent License”). Notwithstanding the general non-exclusive nature of the Patent License, the Patent License shall be exclusive to Licensee with respect to any Competing Person, and Licensor shall not directly or indirectly take or fail to take any action in circumvention of such exclusivity. “Competing Person” means any individual, corporation, limited liability company, partnership, or other legal entity that is directly engaged in the business of developing, manufacturing, selling, distributing, or marketing any of the Licensed Products (as defined by Q-Code in Exhibit A).

i.	Development and Commercialization. Licensee shall have full control and authority over the Development and commercialization of Licensed Products, including, without limitation, (A) all pre-clinical Development Activities (including any development work on formulations or process development relating to any Licensed Product), (B) all activities related to clinical trials (including all clinical studies), (C) all activities relating to manufacture and supply of all Licensed Products (including all required process development and scale up work with respect thereto), (D) all commercialization, marketing, promotion, sales, distribution (in accordance with the Distribution Agreement), import and export activities relating to any Licensed Product, and (E) all activities relating to any regulatory filings, registrations, applications and Regulatory Approvals relating to any of the foregoing (including any INDs or foreign equivalents, any manufacturing facility validation and/or licensure, any Approval Applications and any other Regulatory Approvals). Licensee shall assign to Licensor all data, results and all other information arising from any such activities under this Agreement, including without limitation, all regulatory filings, registrations, applications and Regulatory Approvals relating to Licensed Products (including any INDs or foreign equivalents, any Approval Applications and any other Regulatory Approvals), and all of the foregoing information, documentation and materials shall be considered Confidential Information and Technology solely owned by Licensor (collectively, “Development IP”); provided that Licensee shall keep Licensor reasonably apprised of any Development IP. Licensee will keep Licensor reasonably informed of any actions or events related to the Development and commercialization of the Licensed Products that would reasonably be expected to give rise to a prospective claim by a Third Party or Governmental Entity. Licensor shall assign back to Licensee any Development IP, wherein ownership of said Development IP is deemed necessary for Regulatory Approval.

1.	Derivative Works. Notwithstanding the foregoing or anything else contained herein, Licensee acknowledges and agrees that all derivative works belong to the Licensor. Licensee agrees that any and all modifications, corrections, additions, upgrades, improvements, compilations, abridgments, know-how, trade secrets, programs, designs, processes, methods, formulae, compositions of matter, documents, materials, technology, data, in developments and/or conceptions created, obtained or developed by the Licensee either alone (including through the efforts of any independent contractor or affiliate of that Party) or together with Licensor, in any way derived from the Patents or Licensed Products, are wholly owned and belong to Licensor. Licensee further agrees to notify Licensor promptly in writing of any of the aforementioned at the time of their development.

ii.	Regulatory Activities; FDA Communications. Licensee shall have the right to direct and control all Regulatory Activities following the Effective Date. Without limiting the foregoing, Licensee shall be responsible for communicating with the FDA regarding the Licensed Products and Licensor shall not initiate contact with the FDA regarding the Licensed Products without Licensee’s prior written consent, and shall not respond to any FDA inquiries regarding the Licensed Products without the prior written consent of Licensee. Licensor shall cooperate with and provide assistance to Licensee with respect to communications with the FDA and with responding to all requests for information from, and with making all required filings with, the FDA in respect of the Licensed Products, including the Licensed Product IND (as defined below).

iii.	Compliance with Law; FDA Regulatory; Filing, Prosecution and Maintenance.

1.	Rights to IND and IND Maintenance. Licensor shall transfer and assign to Licensee all right, title and interest in and to: (a) any IND and foreign equivalents related to the Licensed Products and (b) all data and information underlying such IND and foreign equivalents (including without limitation pre-clinical data, stability data and process data) (collectively, the “Licensed Product IND”), as is deemed necessary for Regulatory Approval. In connection with such transfer, Licensor shall: (i) submit or file all documents and information required to be submitted by Licensor, as the current owner of the Licensed Product IND; (ii) promptly after the Effective Date, provide to Licensee a complete copy of the Licensed Product IND, including all supplements, amendments thereto and reports and records that are required to be submitted or kept under applicable Law and all communications with FDA regarding the Licensed Product IND; and (iii) take all other actions imposed upon a current owner of an IND to transfer the Licensed Product IND to Licensee. In addition, Licensor shall provide to Licensee all data and information necessary for Licensee to comply with all requirements and obligations to the FDA with respect to the maintenance of the Licensed Product IND. Without limiting the generality of the foregoing, Licensor shall: (x) promptly communicate and deliver to Licensee all information that is necessary or reasonably useful in Licensor’s reasonable discretion for the maintenance of the Licensed Product IND; (y) provide such technical assistance as may be reasonably requested by Licensee from time to time, including without limitation relating to test methods, specifications, and impurity/degradation product identification; and (z) execute and/or deliver such documents, reports, and certificates (including, without limitation, any certificates of analysis) and take such action, as Licensee may reasonably request, to assist Licensee with the maintenance of the Licensed Product IND.

2.	Patent Filing, Prosecution and Maintenance. Licensor shall be responsible for preparing, filing, prosecuting, obtaining and maintaining, at its sole cost, expense and discretion, and using patent counsel selected by Licensor, all Licensed Patent Rights.

3.	Notice of Infringement. If either Party learns of any actual, alleged or threatened infringement by a Third Party of any Licensed Patent Rights under this Agreement, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

4.	Infringement of Patent Rights. Licensor shall have the first right (but not the obligation), at its own expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Licensed Patent Rights. Licensee shall have the right, at its own expense, to be represented in any such action by Licensor by counsel of Licensee’s own choice; provided, however, that under no circumstances shall the foregoing affect the right of Licensor to control the suit as described in the first sentence of this clause (4). If Licensor does not file any action or proceeding against a material infringement within six (6) months after the later of (a) Licensee’s notice to Licensor under Section 4(a)(iii)(4) above or (b) Licensor s notice to Licensee under Section 4(a)(iii)(4) above, then Licensee shall have the right (but not the obligation), at its own expense, to bring suit (or take other appropriate legal action) against such actual, alleged or threatened infringement, with legal counsel of its own choice, but shall not be permitted to settle any such suit without the prior consent of Licensor, which consent shall not be unreasonably withheld. Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 4(a)(iii)(5), shall applied as follows:

a.	First, to reimburse the Parties for their respective costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action;

b.	Second, to Licensee in reimbursement for lost sales (net of royalties) associated with Licensed Products and to Licensor in reimbursement for lost royalties owing hereunder based on such lost sales; and

c.	Third, any amounts remaining shall be allocated as follows: (i) if Licensee is the Party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) to Licensee, (ii) if Licensor is the Party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) to Licensor, or (iii) if the suit or proceeding is brought jointly, fifty percent (50%) to each Party.

If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and to give the Party bringing such action or proceeding reasonable assistance and authority to file and prosecute the suit; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on a Party hereunder.

b.	Royalty to Licensor. During the Term, Licensee shall pay Licensor a monthly royalty (the “Royalty”) in the amount set forth on Exhibit C attached hereto for the Licensed Products shown thereon, which shall be paid no later than thirty (30) days after each calendar month, subject to Gross Sales in any month of not less than Six Hundred Thousand and 00/100 Dollars ($600,000.00) (in which event, for the avoidance of doubt, the Royalty calculation shall apply to the aggregate Gross Sales for such ended month). However, if the Distribution Agreement is terminated without a resulting termination of this Agreement, then the Royalty shall be equal to fifteen percent (15%) of Gross Sales for the ended calendar month, subject to Gross Sales in any month of not less than Six Hundred Thousand and 00/100 Dollars ($600,000.00) (in which event, for the avoidance of doubt, the fifteen percent (15%) Royalty shall apply to the aggregate Gross Sales for such ended month). The payment of each Royalty shall be accompanied by a royalty statement, which shall specify Gross Sales in, as applicable, in each country’s currency, the Royalties payable. In the event that (x) the fee payable by Distributor for a Licensed Product under the Distribution Agreement is decreased in accordance with the terms thereof, or (y) the Existing Commercialized Products represent less than fifty percent (50%) of monthly Gross Sales, then the Parties shall negotiate a corresponding reduction to the Royalty applicable to the relevant Licensed Products reasonably and in good faith.

i.	Right to Audit. Not sooner than thirteen (13) months following the Effective Date of this Agreement, and not more than once per calendar year, Licensor shall, upon reasonable notice to Licensee, have the right to audit the books and records of Licensee at the regular place at which such books and records of Licensee are kept, as they pertain to Gross Sales of the Licensed Products, during normal business hours and will not unreasonably interfere with Licensee’s course of business. However, upon Licensor’s failure to submit written notice of Licensor’s request to conduct an audit within ninety (90) days of the last date of each calendar year, Licensor shall have thereby forfeited the right to audit the prior reporting period. Any duly requested audit will be conducted at Licensor’s expense, unless such audit reveals an underpayment of more than (a) five percent (5%) of the amount shown due to Licensor on the most recent statement then being audited, or (b) Fifteen Thousand and 00/100 Dollars ($15,000.00), whichever is lower, in which case Licensor will, unless otherwise agreed to between the Parties in writing, be entitled to reimbursement from Licensee. Licensee will be furnished with a copy of such auditor’s report as soon as such report is reasonably available to Licensor.

ii.	Offset Rights. Licensee shall have the right to reduce any amount due and payable to Licensor by Licensee or any of its Affiliates hereunder, including with respect to any deferred payments, milestones, Royalties or license fees, by any or all amounts owed by Licensor or its Affiliates hereunder, including as Licensor Indemnifying Party hereunder, or under the Distribution Agreement (as amended or replaced from time to time) (including, without limitation, the Minimum Fee (as defined therein)), in each case which remains unpaid for at least thirty (30) days after written notice of such default in payment is provided by Licensee or its Affiliates to the applicable Licensor or Licensor’s Affiliate, without limitation to any of Licensee’s or its Affiliate’s other rights pursuant to this Agreement, the Distribution Agreement, or Law.

iii.	Tax Withholdings; Restrictions on Payment. All payments of Royalties hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable). Licensee shall make any applicable withholding payments due on behalf of Licensor and shall provide Licensor upon request with such written documentation regarding any such payment as available to Licensee relating to an application by Licensor for a foreign tax credit for such payment with the United States Internal Revenue Service. If by law, regulations or fiscal policy of a particular country in the Territory, remittance of royalties in United States Dollars is restricted or forbidden, written notice thereof shall promptly be given to Licensor, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of Licensor in a recognized banking institution reasonably designated by Licensor by written notice to Licensee. When in any country in the Territory the law or regulations prohibit both the transmittal and the deposit of royalties on sales in such country, royalty payments shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that Licensee would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable.

c.	Licensor’s Restrictions During the Term. During the Term, except as otherwise provided herein, Licensor will not directly or indirectly permit the use by any Third Party of any rights relevant to the Patents or to permit the licensing to any Third Parties to manufacture products that are similar to and/or competitive to the Licensed Products, that Licensor has of any kind, in any manner, or for any purpose, that would unfairly compete with, interfere with or conflict with the full and unrestricted use of the rights provided to Licensee hereunder.

d.	Patent Marking. Licensee shall mark all Licensed Products (or packages thereof to the extent marking on Licensed Products is not reasonably feasible or practical) and descriptions thereof (including those on any websites featuring the Licensed Products) with the terms “Patent Pending,” or “Patented” and the relevant patent number or serial number, as applicable, in compliance with 35 U.S. Code § 287(a).

e.	Manufacturing Rights. If Licensee becomes subject to an order for injunction or receivership and is consequently unable to make Licensed Products available to Distributor, and such condition continues or must continue, pursuant to such an order for injunction or receivership (the “Order”), for more than thirty (30) days, then, until such time as Licensee is no longer subject to the Order, Licensor shall have the right, exercisable on a temporary basis, to license one or more alternate manufacturers (including by granting access to and allowing usage of the necessary Q-Codes and other materials and Licensee’s trademarks). In such event, Licensee shall cooperate with Licensor to assign or license on a temporary basis its Regulatory Approvals and Licensee Marks to such alternate manufacturer(s) reasonably selected by Licensor. This right to license an alternate manufacturer shall be subject to Licensor complying with all applicable laws, regulations, ordinances, rules and other requirements of any applicable Governmental Authority including, without limitation, the requirements of the Order. For avoidance of doubt, Licensee’s rights under this Agreement shall remain in full force and effect and continue to govern with respect to quantities of Licensed Product that Licensee is able to fulfill.

f.	Licensor’s Responsibility for the Patents During the Term. During the Term, Licensor shall diligently and timely, at its expense, prepare, file, prosecute and maintain in active good standing the Patents. Without limiting the foregoing, Licensor will pay any maintenance fees, annuities, and the like due or payable on the Patents.

g.	Licensor’s Abandonment of the Patents. During the Term, in the event Licensor desires to abandon U.S. Patent No. 11,944,718, Licensor shall provide Licensee with reasonable prior written notice of such intended abandonment, and Licensee shall have the right, at its expense, to prepare, file, prosecute and maintain U.S. Patent No. 11,944,718; provided that the foregoing right of Licensee shall be subject to Licensor’s prior written consent with respect to all arguments and remarks made in response to a rejection of one or more claims, and all amendments to any claims, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of any doubt, it shall not be unreasonable for Licensor to withhold such consent if Licensor reasonably believes that the proposed action to be taken by Licensee would cause material harm to any other Patent. Additionally, Licensor reserves the right to attend and participate in all examiner interviews (whether in-person or telephonic).

h.	Infringement Claims; Defensive. If any Party becomes aware of potential or actual infringement or violation of any third-party patents, including through written correspondence from a third party or the filing of a lawsuit by a third party, such Party will promptly notify the other Party in writing.

i.	Licensor’s Defense of Infringement Actions. During the Term, if Licensor reasonably determines that it is necessary to defend any action against Licensee alleging the occurrence of a violation of third-party intellectual property rights relating to the Patents (“Infringement Action”), Licensor, in its sole discretion, may elect to do so.

ii.	Licensee’s Option to Participate in Defense of Infringement Action. During the Term hereof, Licensee may, at its option, elect to participate in the defense of any Infringement Action and, in such event, shall bear, and reimburse Licensor for all costs, excluding attorneys’ fees, incurred by Licensor in connection with such action; provided that, unless otherwise agreed by the Parties, Licensee will not be responsible for any such costs in relation to any single Infringement Action exceeding One Million Dollars ($1,000,000). Licensee shall notify Licensor of Licensee’s election within seven (7) days of the earlier of (i) the date upon which Licensee provides notice to Licensor of a potential or actual infringement or other violation of any third party patents relating to the Licensed Products, and (ii) the date upon which Licensee is served with a complaint alleging infringement or other violation of any third party patents relating to the Licensed Products. If Licensee fails to notify Licensor of Licensee’s election within such seven (7) day period, Licensee will be deemed to have determined not to participate in the defense of such Infringement Action.

iii.	Control of Infringement Action/Sharing of Information. Under all circumstances, Licensor shall retain control of the Infringement Action and make all decisions concerning such Infringement Action. Similarly, Licensor may settle such Infringement Action on any terms it deems appropriate. During the Term, with respect to any Infringement Action alleging violation of third-party patents relating to the Licensed Products for which Licensee elects to participate in the defense (and for so long as Licensee has not ceased to participate in the defense), Licensor shall keep Licensee reasonably informed regarding the status of such Infringement Action.

iv.	Liability to Licensee. If Licensee has elected to participate in the defense of an Infringement Action (and has not timely elected to cease to participate in such defense), then, in the event a damages award and/or costs are entered against Licensee, Licensee shall be responsible for such damages award and/or costs. Similarly, Licensee shall bear all costs of any such settlement, including any payment to the plaintiff in such Infringement Action.

v.	Recovery from Plaintiff. To the extent that Licensor is awarded attorneys’ fees, costs or monetary sanctions from the plaintiff in such Infringement Action, or any other monetary recovery, and to the extent that Licensee participates in defense of such Infringement Action, a pro rata portion of such monetary recovery shall be paid to Licensee based on the amount paid by Licensee toward the defense of such Infringement Action in relation to the aggregate amount paid by the Parties toward such defense.

vi.	Assistance. Whenever either Party defends an Infringement Action, the other Party agrees to render all reasonable assistance (other than financial assistance, except as specified above) to the other Party.

vii.	Licensee’s Right to Defend Infringement Action. In the event Licensor fails to defend an Infringement Action alleging violation of third party patents relating to the Licensed Products during the Term, Licensee shall, with the prior written consent of Licensor, which consent shall not be unreasonably withheld, conditioned or delayed, have the right and option to do so, at Licensee’s sole cost and expense (including any award of damages against Licensee), and Licensee shall be entitled to retain any and all awarded attorneys’ fees, costs or monetary sanctions from the plaintiff in such Infringement Action, or any other monetary recovery.

i.	Material Transfer. As of the Effective Date, Licensor hereby irrevocably transfers and assigns to Licensee, free and clear of all liens and encumbrances, all of its right, title and interest in and to (a) any and all finished Licensed Product inventories; (b) the Licensed Product IND and all Regulatory Documentation and correspondence with the FDA or other Regulatory Authority in the Territory and in the possession or control of Licensor and its Affiliates with respect to the Licensed Products, including tracking files, meeting minutes and strategy materials, as is deemed necessary for Regulatory Approval; and (c) all of Licensor’s Books and Records that embody or relate to the Licensed Products, including studies, reports, publications, correspondence and other similar documents and records, whether in electronic form or otherwise, as is deemed necessary for Regulatory Approval, (collectively, the “Transferred Materials”). Promptly following the Effective Date, Licensor will deliver to Licensee (i) the Transferred Materials and (ii) all pre-clinical and clinical data and information and other tangible Licensed Technology.

j.	Technology Transfer. Without limiting Section 4(i), in order to enable Licensee to exercise its rights in the Licensed Patent Rights and Licensed Technology, Licensor will promptly provide to Licensee all necessary cooperation and assistance reasonably requested by Licensee in connection with transferring any Licensed Patent Rights, Licensed Technology and the Licensed Product IND. The foregoing may include providing Licensee access to Niraj Vasisht in order for Licensee to ask questions and causing its employees to furnish to Licensee such information as Licensee may reasonably request from time to time. In any event, the technology transfer shall be completed within sixty (60) days after the Effective Date hereof.

k.	Intellectual Property. Subject to the terms of this Agreement, Licensor shall be the sole and exclusive owner of (a) the Licensed Product IND; (b) the Development IP and (c) any and all Improvements or other derivatives of the Licensed Patent Rights or Licensed Technology, and all Patent Rights or other Intellectual Property Rights therein, where, pursuant to Section 4(a)(i), Licensor shall assign back to Licensee any Development IP, wherein ownership of said Development IP is deemed necessary for Regulatory Approval.

i.	Licensor’s Retained Rights. Subject to the other terms of this Agreement, Licensor retains the right to use the Licensed Technology and practice the Licensed Patent Rights to Develop, have Developed, make, have made, use, have used, sell have sold, offer for sale, import, have imported, export and have exported any product that does not contain the API. For clarity, Licensor, its Affiliates and sublicensees shall not during the Term Develop, have Developed, make, have made, use, have used, sell have sold, offer for sale, import, have imported, export and have exported any product containing the API.

l.	Infringement Claim; Offensive. If either Party reasonably suspects any third-party infringement or other violation of any of the Patents, it will promptly notify the other Party in writing.

i.	Licensor’s Option to Bring Offensive Action. Licensor, at its option, may bring and prosecute an action against any third party violating any of the Patents to the extent such action relates to the Licensed Products (each, an “Offensive Action”). If any Offensive Action is pending, Licensor shall have no ongoing obligation to prosecute such Offensive Action, and Licensor may take steps (or may fail to take steps) which result in the dismissal of such Offensive Action; provided, however, that Licensor shall at the election of Licensee, promptly take all necessary steps to dismiss the Offensive Action or permit Licensee to assume control over such Offensive Action at Licensee’s cost and expense.

ii.	Allocation of Expenses for Offensive Action. Unless otherwise agreed by the Parties or with respect to an Offensive Action for which Licensee has assumed control over following the end of the Term, Licensee will not be responsible for any costs and attorneys’ fees incurred in connection with any Offensive Action.

iii.	Control of Offensive Action/Sharing of Information. Licensor shall have the right to control any Offensive Action. Licensor shall keep Licensee reasonably informed regarding the status of such Offensive Action.

iv.	Recovery from Defendant. To the extent that a Party is awarded damages, attorneys’ fees, costs or monetary sanctions from the third party, or any other monetary recovery, a pro rata portion of such monetary recovery shall be paid to by such Party to the other Party based on the amount, if any, paid by the other Party toward the prosecution of the Offensive Action in relation to the aggregate amount paid by the Parties toward such prosecution.

v.	Assistance. If Licensor brings and prosecutes any Offensive Action, Licensee shall render all reasonable assistance (other than financial assistance) to Licensor, including, without limitation, becoming a co-plaintiff with Licensor.

5.	Payment of Fees. During the Term, Licensor will pay any maintenance fees, annuities, and the like due or payable on the Patents.

6.	Representations and Warranties of the Parties.

a.	Representations and Warranties of Licensor. Licensor hereby represents and warrants to Licensee as follows that, as of the Effective Date:

i.	Authority. Licensor has the full power and authority and has obtained all internal and third-party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder.

ii.	Title and Contest. Licensor owns all right, title, and interest to the Patents, including, without limitation, all right, title, and interest to sue for infringement of the Patents. Licensor has or within thirty (30) days of the Effective Date shall have obtained and properly recorded previously executed assignments for the Patents as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction.

b.	Representations and Warranties of Licensee. Licensee hereby represents and warrants to Licensor as follows that, as of the Effective Date:

i.	Licensee is a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation; and

ii.	Licensee has all requisite power and authority to (i) enter into, execute, and deliver this Agreement and (ii) perform fully its obligations hereunder.

iii.	There is no agreement prohibiting either Licensee’s Chief Scientist Officer (Douglas Shmid) or Vice President of Sales (Theodore Flores) from (i) leaving the employ of Licensee, (ii) working at another employer while employed by Licensee, or (iii) working for Distributor. Licensor, Distributor or their Affiliates shall be permitted to employ Licensee’s Chief Scientist Officer at any time on such terms as the Chief Scientist Officer determines are acceptable to him. There is no agreement restricting or prohibiting Licensor, WRH or their Affiliates from hiring or soliciting any employee or independent contractor of Licensee.

iv.	Each of Licensee’s employees is subject to a Nondisclosure, Inventions, Non-Compete and Non-Solicitation Agreement in substantially the form attached to this Agreement as Exhibit D including, without limitation, Douglas Shmid.

7.	Indemnification; Insurance.

a.	Indemnification by Licensor. Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates and their respective representatives, and their respective permitted successors and assigns (the “Licensee Indemnitees”), against any and all costs, losses, damages, liabilities and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) arising in connection with any and all actions, suits, claims and demands (collectively, “Claims”) of third parties arising out of or related to (i) Licensor’s gross negligence or intentionally wrongful acts or material omissions associated with this Agreement; (ii) any material, uncured breach by Licensor of any of its representations, warranties or obligations under this Agreement; or (iii) any alleged patent infringement, regardless of direct, contributory or inducement, by Licensee, its Affiliates or their respective representatives, as a result of the exercising of Licensee’s rights under this Agreement, except, in each case, to the extent such Claims arise out of any material breach by Licensee of any of its obligations under this Agreement, or are as a result of any gross negligence or intentionally wrongful act or omission on the part of any Licensee Indemnitees.

b.	Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates and their respective representatives, and their respective permitted successors and assigns (the “Licensor Indemnitees”), against any and all Losses in connection with any Claims of third parties arising out of or related to (i) any material uncured breach by Licensee of any of its representations, warranties, or obligations under this Agreement or (ii) Licensee’s gross negligence or intentionally wrongful acts or material omissions associated with this Agreement; except, in each case, to the extent such Claims arise out of any material breach by Licensor of any of its obligations under this Agreement, or are as a result of any gross negligence or intentionally wrongful act or omission on the part of any Licensor Indemnitees.

c.	Procedure.

i.	A Party believing that it is entitled to indemnification under this Agreement (each an “Indemnified Party”) shall give prompt written notification to the other Party (the “Indemnifying Party”) of the commencement of any Claim by a Third Party for which indemnification may be sought or, if earlier, upon the assertion of any such Claim by a third party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a third party Claim as provided in this Section shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually materially prejudiced as a result of such failure to give notice). Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. If a Party believes that a Claim presented to it for indemnification is one as to which the Party seeking indemnification is not entitled to indemnification under Sections 8(a)-(b), it shall so notify the Party seeking indemnification.

ii.	If the Indemnifying Party elects to assume the defense of such Claim, the Indemnified Party may participate in such defense at its own expense; provided that if the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith.

iii.	The Indemnifying Party shall keep the Indemnified Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto.

iv.	The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or adversely affects the Indemnified Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed.

d.	Insurance Requirements. Each Party agrees to obtain and maintain, during the Term and for at least two (2) years after the Term, commercial general liability insurance, including products liability insurance, with minimum “A-” AM Best rated insurance carriers, in each case with limits of not less than One Million and 00/100 Dollars ($1,000,000.00) per occurrence and in the aggregate. All deductibles/retentions will be the responsibility of the named insured. To the extent of its culpability, all coverages of Licensor will be primary and non-contributing with any similar insurance carried by Licensee. Notwithstanding any provision of this Section 8(d) to the contrary, a Party may meet its obligations under this Section 8(d) through self-insurance. Neither Party’s insurance will be construed to create a limit of liability with respect to its indemnification obligations under Sections 8(a)-(b).

e.	Limitation on Consequential Damages. EXCEPT WITH RESPECT TO INTENTIONAL MISREPRESENTATION OR WRONGFUL CONDUCT, NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY), FOR COVER OR FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.	Security Interest. As a condition to HLTT entering into the MIPA with Papyrus, Papyrus is required to grant certain security interests and lien rights to Sellers, over Papyrus, until such time as the Deferred Purchase Price (as defined in the MIPA) is fully satisfied. Licensor acknowledges and agrees that, as additional collateral for Papyrus to make full payment of the Deferred Purchase Price to Sellers, Licensor shall grant to the Sellers similar security interests and lien rights regarding the Patents, until such time as the Deferred Purchase Price is fully satisfied.

9.	Rent and Laboratory. Licensor and Licensee acknowledge that the Existing Lease will expire on or before May 31, 2025. Prior to the expiration of the Existing Lease or as soon as practicable thereafter, Licensee shall coordinate and cooperate with Licensor to determine the location and build-out of a new laboratory facility for the Licensee’s manufacturing operations in compliance with all applicable laws, regulations, ordinances, rules and other requirements of any applicable Governmental Authority; provided that the Parties agree that, absent a written agreement to the contrary, such facility, whether purchased or leased, shall be located in Salt Lake County, Utah and that the Parties shall use their respective reasonable best efforts to allow for a timely and efficient transition of manufacturing operations to such a new space to avoid delays and disruptions thereto. Any such new space shall be subleased by Licensor to Licensee, and Licensee and Licensor shall determine in good faith the base rent payable by Licensee and other commercially reasonable terms with respect to such new premises. In the case of a leased facility, Licensee shall have a right of approval over the selected premises, which approval shall not be unreasonably withheld, conditioned, or delayed.

10.	Miscellaneous.

a.	Compliance With Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the Parties with respect to the consummation of the transactions contemplated by this Agreement shall be subject to all laws, present and future, of any Governmental Authority having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such Governmental Authority.

b.	Confidentiality. The Parties will keep the terms and existence of this Agreement, the identities of the Parties hereto and their Affiliates, all non-public information licensed, furnished, or otherwise made available to the other Party pursuant to this Agreement (whether or not already accessible or known by the other Party prior to the date of this Agreement) confidential and will not now or hereafter divulge any of this information to any third party except (a) with the prior written consent of the other Party; (b) as otherwise may be required by law or legal process, including, without limitation, in confidence to legal and financial advisors in their capacity of advising a party in such matters; (c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with its obligations under this Agreement; (e) by

Licensor, in order to perfect Licensor’s interest in the Patents with any governmental patent office; or (f) to enforce Licensor’s or Licensee’s respective right, title, and interest in and to the Patents; provided that, in (b) through (d) above, (i) to the extent permitted by law, the disclosing Party will use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) the disclosing Party will provide the other Party with at least ten (10) days’ prior written notice of such disclosure. Without limiting the foregoing, Licensee will cause its agents involved in this transaction to abide by the terms of this paragraph, including, without limitation, ensuring that such agents do not disclose or otherwise publicize the existence of this transaction with actual or potential clients in marketing materials, or industry conferences.

c.	No Right to Contract. The Parties hereby acknowledge and agree that neither Party shall have any consent or authorization of the other Party to contract for the purchase or rental of any article or material, or to make any commitment and/or agreements whereby the other Party will be required to pay money or other consideration, or which will otherwise obligate the other Party, unless otherwise later agreed to in writing between the Parties.

d.	Relationship of the Parties. The relationship between the Parties is solely that of licensor and licensee and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment, or fiduciary relationship between the Parties.

e.	Entire Agreement. This Agreement, including and together with any related exhibits constitutes the sole and entire understanding and agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, proposals, discussions, representations, and warranties, both written and oral, with respect to such subject matter. If there is a conflict between the terms of this Agreement and of any exhibit, schedules or purchase orders, the terms of this Agreement shall govern.

f.	Notices. All notices hereunder, excluding notice for service of process for litigation, may be given in writing to the other Party by US Certified mail (postage prepaid), reputable overnight delivery (e.g. FedEx), messenger, e-mail, or facsimile and, the Parties may deliver such notice to the other Party personally, either orally or in writing, provided that oral notices may only be delivered with respect to the suspension or termination of this Agreement or the exercise of the Option and will be promptly confirmed in writing. The earlier of (i) actual receipt (with proof thereof); (ii) three (3) business days after the date of mailing; or (ii) the date of messengering or of personal delivery will be deemed to be the date of service. Payments and written notices to shall be sent as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10(f)):

If to Licensee:

Healthtech Wound Care, Inc.

615 Arapeen Dr.

Suite 300

Salt Lake City, UT 84108

Attn: Jim Pesoli

Email: jim@healthtechwc.com

If to Licensor:

Papyrus Therapeutic LLC

1759 58th St

Brooklyn NY 11204

Attn: Jacob Hartman

Email: jacobhartman@sunshinelighting.com

g.	Interpretation. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, and attachments referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

h.	Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

i.	Severability. If any term or provision of this Agreement is held void, voidable, invalid, illegal, or unenforceable in any jurisdiction, no other provision of this Agreement shall be affected as a result thereof, and the remaining provisions of this Agreement shall be valid and remain in full force and effect as if such void, voidable, invalid, illegal, or unenforceable provision had been omitted.

j.	Amendment and Modification. No amendment, change, modification, alteration, addition to, rescission, termination or discharge of this Agreement is effective unless it is in writing and signed by authorized representatives of both Parties. However, the Parties shall amend Exhibit A from time to time to accurately reflect any updates to the information set forth thereon and to add any additional wound care products that relate to the Patents and are derived from placental membranes for which Licensee receives a 361 designation (or other approval for commercialization) from the FDA.

k.	Waiver. None of the terms of this Agreement may be waived, in whole or in part, unless such waiver is in writing and signed by an authorized representative of both Parties. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated and does not operate as a waiver on any future occasion or any other provision of the Agreement. Any course of dealing between the Parties or failure or delay in exercising any right, remedy, power, or privilege or in enforcing any condition under this Agreement shall not constitute a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement.

l.	Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without consent of but subject to at least ten (10) days’ prior written notice to the other Party, assign this Agreement and its rights and obligations hereunder in whole to an Affiliate of such Party, or in whole to its successor in interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction. Any attempted assignment not in accordance with the foregoing shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

m.	ROFR. If Licensee desires to sell all or substantially all of its assets, (each a “Licensee Sale Transaction”), then Licensor shall have a right of first refusal to purchase the assets being sold pursuant to such Licensee Sale Transaction upon the same price and other material terms. If Licensee desires to enter into a Licensee Sale Transaction pursuant to a bona fide offer from a third party (the “Offer”), Licensee shall promptly deliver to Licensor the material terms of such Offer (including the offeree, the purchase price, the assets being purchased, the projected closing date, and other material terms). Licensor shall have thirty (30) days after its receipt of such notice from Licensee in which to deliver to Licensee written notice of its intent to purchase the applicable assets upon the same material terms set forth in the Offer (the “Acceptance Notice”). If Licensor fails to deliver the Acceptance Notice within such thirty (30) day period, then Licensor shall be deemed to have irrevocably waived its right of first refusal hereunder with respect to the subject Offer (for the avoidance of doubt, that the terms of this Section 10(m) shall apply with respect to any new Offer received by Licensee) and Licensee shall be free to proceed with closing on the proposed Licensee Sale Transaction with the third party to the subject offer on the same material terms set forth in the Offer. If Licensor timely delivers the Acceptance Notice, then such Acceptance Notice shall be deemed Licensor’s irrevocable exercise of its right of first refusal hereunder, and Licensor and Licensee shall proceed to the closing of the Licensee Sale Transaction within ninety (90) days thereafter. If the Parties fail to close the Licensee Sale Transaction within such ninety (90) day period, then Licensee shall be free to proceed with closing on the proposed Licensee Sale Transaction with the third party to the subject offer on the same material terms set forth in the Offer. If HLTT, a holder of a majority economic and voting equity interest in Licensee, desires to or does sell or transfer any of its interest in Licensee to a third party, then such proposed transaction shall be treated and deemed by the Parties as if Licensee proposes to engage in a Licensee Sale Transaction of all of the assets of the Licensee for an aggregate purchase price for all the assets of Licensee as is equivalent in value, on a proportionate basis, as the proposed sale of such equity interests, and Licensee shall comply with all the terms set forth in this paragraph with respect to such deemed Licensee Sale Transaction.

n.	Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

o.	Replacement of Distribution Agreement. Licensor shall have the right, exercisable once at any time until June 1, 2026, to require Licensee and Distributor to cooperate reasonably and in good faith to terminate the Distribution Agreement and to replace it with a distribution agreement to be entered into between Licensee and an Affiliate of Distributor, subject to the following additional conditions: (i) the replacement distribution agreement must be made in the same form and substance as the Distribution Agreement then in effect (or on terms more beneficial to Licensee) (ii) the Affiliate replacing Distributor must be under the same ownership and control as Distributor; and (iii) the Affiliate replacing Distributor must execute guaranties, security agreements, and financing statements in the same form and substance as any such agreements or instruments previously executed or delivered by Distributor in favor of the sellers under the MIPA, to the extent applicable (i.e. if the Deferred Purchase Price remains outstanding).

p.	No Third-Party Beneficiaries. Unless otherwise expressly provided for in writing, nothing in this Agreement is intended or will be construed to give any person or entity, other than each Party hereto, and their successors or assigns, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provisions contained herein.

q.	Survivability. Terms and conditions that require performance after the termination or expiration of this Agreement, including without limitation, use restrictions, limitations of liability, indemnification, and confidentiality provisions, will survive any termination or expiration of this Agreement.

r.	Governing Law, Venue and Remedies. All questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. If any dispute should arise between the Parties that cannot be resolved informally, it shall be settled by arbitration in a mutually approved office of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) before an arbitrator designated by JAMS in accordance with the Rules of JAMS then effective in New York. However, in the event the Parties are unable to mutually approve a location for the arbitration, is shall take place by default in New York, New York. Subject to the arbitrator’s award, the cost of any arbitration proceedings and the prevailing Party’s reasonable, outside attorneys’ fees shall be borne by the Party against whom an award is made. The decision of the arbitrators shall be binding and conclusive upon the Parties. If JAMS shall not then be in existence, arbitration shall be settled by such other organization, if any, as shall then have become the successor of JAMS.

i.	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each Party certifies and acknowledges that (a) no representative of the other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party made this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

s.	Attorneys’ Fees. In the event that either Party employs attorneys to enforce any right arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs.

t.	Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SIGNATURE PAGE FOLLOW

SIGNATURE PAGE TO THE

PATENT LICENSE AGREEMENT DATED JUNE 5, 2025

BETWEEN

PAPYRUS THERAPEUTICS, LLC

AND

HEALTHTECH WOUND CARE, INC.

The Parties have signed this Patent License Agreement as of the Effective Date.

LICENSEE

/s/ James Pesoli
Healthtech Wound Care, Inc.
By:	James Pesoli
Its:	Authorized Signatory

LICENSOR

/s/ Jacob Hartman
Papyrus Therapeutic LLC
By:	Jacob Hartman
Its:	Authorized Signatory

[Signature Page to Patent License Agreement]

EXHIBIT A

LICENSED PRODUCTS

Name	FDA Q-Codes
DermaBind-TL	4225
DermaBind-FM	4313
DermaBind-CH	4288
DermaBind-SL	4284
DermaBind-DL	4287

A-1

EXHIBIT B

PATENTS

Patent Application Number	Patent Number	Country	Title	First Named Inventor	Filing Date
18/083,019	11,944,718	U.S.A.	Compositions and Manufacture of Allograft Tissue	Bradley Robinson	12/16/2022
63/340,683	N/A	U.S.A.	Manufactured Tissue Allograft to Facilitate Wound Healing	Bradley Robinson	5/11/2022

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EXHIBIT C

ROYALTY

Paid Units*	Royalty**
5,000cm2 – 9,999cm2	$25,000.00
10,000cm2 – 19,999cm2	$75,000.00
20,000 – 29,999cm2	$200,000.00
30,000cm2 or more	$400,000.00

*	“Paid Units” means, with respect to a subject month during the Term, the aggregate total of cm2 of Licensed Products for which Licensee realized Gross Sales during the subject month.
**	Amounts shown are payable only if the Licensed Products generated at least $600,000 in Gross Sales for Licensee during the subject month (inclusive of any Minimum Fee paid under the Distribution Agreement).

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